Exhibit 99.1

First Quarter Earnings Up 62% at Annapolis Bancorp

Loan Portfolio Tops $300 Million

ANNAPOLIS, Md.--(BUSINESS WIRE)--April 30, 2012--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced net income of $824,000 for the first quarter of 2012, an increase of $315,000 or 61.9% compared to net income of $509,000 in the first three months of 2011.

First quarter net income available to common shareholders after accruing for preferred stock dividends was $716,000 ($0.18 per basic and diluted common share), an increase of 85.0% compared to net income available to common shareholders of $387,000 ($0.10 per basic and diluted common share) in the first quarter of 2011.

Return on average assets and return on average common equity improved to 0.75% and 9.71%, respectively, in the first quarter of 2012 compared to 0.48% and 5.85% in the same period of 2011.

Stockholders’ equity increased to $38.0 million at March 31, 2012 from $37.4 million at December 31, 2011. At March 31, 2012, Annapolis Bancorp, Inc. exceeded all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 12.7%, a total capital ratio of 14.0%, and a Tier 1 leverage ratio of 9.6%.

On April 18, 2012, the Company repaid one-half of its $8.2 million TARP obligation to the U.S. Treasury. If the redemption had been effective on March 31, 2012, the Company still would have surpassed the regulatory guidelines for a well-capitalized institution, with a Tier 1 capital ratio of 11.5%, a total capital ratio of 12.8%, and a Tier 1 leverage ratio of 8.6%.

Book value per common share at March 31, 2012 was $7.51 compared to $6.82 at March 31, 2011. The Company’s common stock has risen by 57% year-to-date, and closed Friday, April 27, 2012 at a market price of $6.10.

“We are pleased to see the market’s favorable reaction to the results we have posted in recent quarters,” said Richard M. Lerner, Chairman and CEO of Annapolis Bancorp, Inc. and BankAnnapolis. “We believe the first quarter earnings we are announcing today, combined with our recent TARP redemption, should give investors further grounds for confidence in the Company’s future.”

Total assets of $440.6 million at March 31, 2012 decreased 0.2% or $1.0 million compared to $441.6 million at December 31, 2011. Loan production rebounded in the first quarter, as gross loans improved by $10.4 million or 3.6% to $300.9 million at March 31, 2012 from $290.5 million at year-end 2011. Investment security balances contracted during the quarter, as proceeds from matured and called securities were used to fund loan growth. Total short term investments including Federal Funds Sold and interest bearing balances with banks were also reduced in order to build the loan portfolio and fund seasonal deposit outflows.

Deposits of $346.7 million at March 31, 2012 decreased by $3.7 million or 1.1% from $350.4 million reported at year-end 2011. Noninterest-bearing demand deposit account balances totaled $55.0 million, down $1.7 million or 3.0% compared to $56.7 million at December 31, 2011. Interest-bearing deposit balances dropped slightly to $291.7 million, down $2.0 million or 0.7% from $293.7 million at year-end 2011.

As of March 31, 2012, the Company’s allowance for credit losses was $6.8 million or 2.25% of total loans compared to $6.9 million or 2.42% of total loans at March 31, 2011. Nonperforming assets amounted to 1.94% of total assets at March 31, 2012 compared to 1.99% of total assets at March 31, 2011.

In the quarter just ended, net interest income increased by $56,000 or 1.4% to $4,034,000 compared to $3,978,000 in the first quarter of 2011. The continued low interest rate environment resulted in a decrease in the net interest margin to 3.87% in the first quarter of 2012 from 4.00% in the first three months of 2011.

First quarter interest income totaled $4,808,000, a decrease of $102,000 or 2.1% compared to the same period in 2011. Interest income on loans increased $41,000, benefiting from a $14.5 million increase in average loans outstanding, partially offset by a decline to 5.74% from 6.03% in the yield earned on the loan portfolio. Income on investment securities decreased $151,000 for the quarter ended March 31, 2012 compared to the first quarter of 2011 due to an $8.0 million reduction in average balances and a 44 basis point drop in the yield on the investment portfolio to 2.57% from 3.01%.

Interest expense decreased by $158,000 or 17.0% due to a fall in the overall cost of interest-bearing liabilities to 0.90% in the quarter just ended from 1.09% in the first quarter of 2011. The Company’s overall cost of funds improved to 0.78% for the first quarter of 2012 compared to 0.97% for the same period of 2011. The Company’s lower funding cost resulted from an $11.1 million increase in average noninterest-bearing deposits, as well as a general decrease in deposit offering rates.

The Company lowered its provision for credit losses to $167,000 in the first quarter of 2012 from $557,000 in the same period of 2011.

Noninterest income totaled $437,000 in the three months ended March 31, 2012 compared to $368,000 in the first quarter of 2011. In the first three months of 2011, the Company realized $31,000 in losses on the disposition of fixed assets associated with a branch closure. The absence of similar losses in the first quarter of 2012, coupled with higher other fee income, resulted in an 18.8% increase in total noninterest income over the prior year’s linked quarter.

Noninterest expense improved slightly to $2,994,000 in the quarter just ended compared to $3,043,000 in the first three months of 2011. Increased professional, marketing and other operating expenses were more than offset by reductions in a number of expense categories including personnel, FDIC charges, and occupancy and equipment. The Company’s efficiency ratio improved to 66.96% in the first quarter of the year compared to 70.02% in the first quarter of 2011.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. Earlier this month, the Bank broke ground on a new branch to be located in the Waugh Chapel Towne Centre adjacent to Wegmans in Gambrills, Maryland. It is scheduled to open in the fall.

BankAnnapolis was named 2011 Corporate Philanthropist of the Year by the Community Foundation of Anne Arundel County based on its direct support of local nonprofits, the impact of that support, success in motivating employees to make charitable contributions, and the CEO’s philanthropic leadership and ability to encourage and motivate others to give back. BankAnnapolis also received the 2011 Financial Services Award from the Annapolis and Anne Arundel County Chamber of Commerce for its innovation and leadership in the identification of financial products and services that best fit the needs of the community.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and involve certain risks and uncertainties which could cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate market; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes, and; (ix) such other risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

The Company is not responsible for changes made to this press release by wire services, Internet service providers or other media.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of March 31, 2012 and December 31, 2011
($000)

	(Unaudited)	(Audited)
	March 31,	December 31,
	2012	2011
Assets
Cash and due from banks	$1,954	$2,026
Interest bearing balances with banks	37,306	18,288
Federal funds sold	3	26,583
Investment securities, available for sale	82,783	87,549
Federal Reserve and Federal Home Loan Bank stock	2,992	2,992
Loans, net of allowance of $6,765 and $7,182	294,098	283,284
Premises and equipment	8,593	8,418
Accrued interest receivable	1,294	1,279
Deferred income taxes	2,550	2,617
Investment in bank owned life insurance	5,679	5,624
Real estate owned	1,510	1,222
Prepaid FDIC Insurance	1,116	1,198
Other assets	678	490
Total Assets	$440,556	$441,570

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$54,959	$56,664
Interest bearing	291,693	293,717
Total deposits	346,652	350,381
Securities sold under agreement to repurchase	12,912	11,344
Long term borrowed funds	35,000	35,000
Junior subordinated debentures	5,000	5,000
Accrued interest and dividends payable	214	219
Accrued expense and other liabilities	2,764	2,258
Total Liabilities	402,542	404,202

Stockholders' Equity
Preferred stock	8,152	8,146
Common stock	40	39
Warrants to purchase common stock	234	234
Paid in capital	11,796	11,779
Retained earnings	16,895	16,179
Accumulated other comprehensive income	897	991
Total Equity	38,014	37,368

Total Liabilities and Equity	$440,556	$441,570

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three Month Periods Ended March 31, 2012 and 2011
(Unaudited)
(In thousands, except per share data)

	For the Three Months
	Ended March 31,
	2012	2011

Interest Income
Loans	$4,232	$4,191
Investments	557	708
Interest bearing balances with banks	7	4
Federal funds sold	12	7
Total interest income	4,808	4,910

Interest expense
Deposits	435	594
Securities sold under agreements to repurchase	11	17
Interest on long-term borrowings	328	321
Total interest expense	774	932
Net interest income	4,034	3,978

Provision	167	557

Net interest income after provision	3,867	3,421

NonInterest Income
Service charges	284	300
Mortgage banking	46	2
Other fee income	87	29
Gain on sale of loans	-	68
Gain on sale of REO and other assets	20	-
Loss on sale or disposal of fixed assets	-	(31)
Total noninterest income	437	368

NonInterest Expense
Personnel expense	1,689	1,761
Occupancy and equipment expense	378	421
Data processing expense	212	208
Professional fees	131	79
Marketing expense	118	109
FDIC expense	82	146
Other operating expense	384	319
Total noninterest expense	2,994	3,043

Income before taxes	1,310	746
Income tax expense	486	237
Net income	824	509
Preferred stock dividend and discount accretion	108	122
Net income available to common shareholders	$716	$387

Basic earnings per common share	$0.18	$0.10
Diluted earnings per common share	$0.18	$0.10
Book value per common share	$7.51	$6.82

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months
	Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	0.75%	0.48%
Return on average common equity	9.71%	5.85%
Average equity to average assets	8.58%	8.17%
Net interest margin	3.87%	4.00%
Efficiency ratio	66.96%	70.02%

Other Ratios
Allowance for credit losses to loans	2.25%	2.42%
Nonperforming assets to total assets	1.94%	1.99%
Net charge-offs to average loans	0.20%	0.18%
Tier 1 capital ratio	12.7%	12.8%
Total capital ratio	14.0%	14.1%

Average Balances
Assets	440,925	427,285
Earning assets	419,727	403,667
Loans, gross	296,497	282,037
Interest-bearing liabilities	344,536	345,478
Stockholders' equity	37,811	34,888

CONTACT:
Annapolis Bancorp, Inc.
Edward J. Schneider
410-224-4455